DIRECT DIGITAL HOLDINGS, INC.
Amended and Restated
Certificate of Designation
of
Series A Convertible Preferred Stock
Pursuant To Section 151 of the Delaware General Corporation Law
DIRECT DIGITAL HOLDINGS, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law, as amended (the “DGCL”), does hereby certify that:
1.Pursuant to authority expressly vested in the Board of Directors of the Corporation as set forth in the Amended and Restated Certificate of Incorporation of the Corporation (as the same may be further amended and/or restated and in effect from time to time in accordance herewith and therewith, the “Certificate of Incorporation”), the Board of Directors previously designated a series of shares as “Series A Convertible Preferred Stock,” par value $0.001 per share, of the Corporation (the “Series A Preferred Stock”), and set forth the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof, in the Certificate of Designation of the Corporation, as filed with the Secretary of State of the State of Delaware on August 8, 2025 (the “Original Certificate of Designation”).
2. 25,000 shares of Series A Preferred Stock have been issued and are outstanding as of the date hereof.
3.The Board of Directors of the Corporation determined, upon approval of the holders of the Series A Preferred Stock, to amend and restate the Original Certificate of Designation and provide that the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof, be amended and restated in their entirety as set forth below.
RESOLVED, pursuant to authority expressly vested in the Board of Directors of the Corporation as set forth in the Certificate of Incorporation, the Original Certificate of Designation, filed with the Secretary of State of the State of Delaware on August 8, 2025, which created a series of preferred stock of the Corporation designated as the Series A Convertible Preferred Stock, be and hereby is amended and restated in its entirety as set forth herein, and the terms of the Series A Convertible Preferred Stock be and hereby are amended and restated in their entirety, such that the number of shares, and the powers, preferences and rights of the Series A Convertible Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:
SERIES A CONVERTIBLE PREFERRED STOCK
Section 1.    Definitions. For the purposes hereof, the following terms shall have the following meanings:
“Accumulated Conversion Value” has the meaning set forth in Section 3(a).
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a Person, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.
“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
“Bylaws” means the Amended and Restated Bylaws of the Corporation, as the same may be further amended and in effect from time to time.
“Class A Common Stock” means the Corporation’s Class A common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.
159823.01008/155646982v.5

“Class B Common Stock” means the Corporation’s Class B common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.
“Commission” means the Securities and Exchange Commission.
“Common Stock” means the Class A Common Stock and/or Class B Common Stock, as applicable.
“Compounded Dividends” has the meaning set forth in Section 3(c).
“Conversion Date” means the date on which the Series A Preferred Stock is converted pursuant to Section 6.
“Conversion Election Date” means the date upon which the Holder’s right to convert its shares of Series A Preferred Stock pursuant to Section 6 terminates in connection with a Corporation Redemption, which date shall be no earlier than two Business Days prior to the Corporation Redemption Date.
“Conversion Price” means $2.50 per share of Class A Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.
“Conversion Shares” means, collectively, the shares of Class A Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.
“Conversion Value” means $1,000 per share of Series A Preferred Stock.
“Corporation Redemption” has the meaning set forth in Section 8(a).
“Corporation Redemption Date” has the meaning set forth in Section 8(b)(ii).
“Corporation Redemption Notice” has the meaning set forth in Section 8(a).
“Corporation Redemption Price” has the meaning set forth in Section 8(a).
“Deemed Liquidation Event” means (a) a merger, reorganization or consolidation in which (i) the Corporation is a constituent party or (ii) a Subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, reorganization or consolidation, except any such merger, reorganization or consolidation involving the Corporation or a Subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, reorganization or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger, reorganization or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned Subsidiary of another corporation immediately following such merger, reorganization or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, transfer, assignment or other disposition, in a single transaction or series of related transactions, by the Corporation or any Subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of the Corporation if all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, transfer, assignment or other disposition is to a wholly owned Subsidiary of the Corporation.
“DGCL” shall mean the Delaware General Corporation Law, as amended.
“Dividends” has the meaning set forth in Section 3(a).
“Dividend Payment Date” has the meaning set forth in Section 3(c).
“Dividend Rate” means 10.00% per annum.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

Amended and Restated Series A Certificate of Designation        Page 2

“Full Cash Dividend Date” has the meaning set forth in Section 3(a).
“Holder” means any holder of shares of Series A Preferred Stock.
“Independent Director” shall mean a natural person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Director for the Corporation be: (i) a stockholder, director (with the exception of serving as the Independent Director of the Corporation), officer, employee, partner, member, manager, attorney or counsel of the Corporation, equity owners of the Corporation or any Affiliate of the Corporation; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with the Corporation, equity owners of the Corporation or any Affiliate of the Corporation; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of the Corporation, equity owners of the Corporation or any Affiliate of the Corporation; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of Corporation, equity owners of Corporation or any Affiliate of Corporation, and (b) has (i) prior experience as an independent director or independent director for a corporation, a trust or limited liability Corporation whose charter documents required the unanimous consent of all independent directors or independent directors thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience with CT Corporation, Corporation Service Company, National Registered Agents, Inc. or Stewart Management Company, or another nationally recognized company, that is not an Affiliate of the Corporation and that provides, inter alia, professional independent directors or independent directors in the ordinary course of their respective business (a “Professional Independent Director”) and is an employee of such a company or companies at all times during his or her service as an Independent Director. A natural person who satisfies the foregoing definition except for being (or having been) the independent director or independent director of a “special purpose entity” affiliated with the Corporation (provided such Affiliate does not or did not own a direct or indirect equity interest in the Corporation) shall not be disqualified from serving as an Independent Director, provided that such natural person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent director of Affiliates of the Corporation or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.
“Issuance Date” means, with respect to a share of Series A Preferred Stock, the date that such share is issued.
“Junior Securities” has the meaning set forth in Section 2(c).
“Liquidation” has the meaning set forth in Section 5(a).
“Notice of Conversion” has the meaning set forth in Section 6(b)(i).
“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or a governmental authority, agency or subdivision thereof), or other entity of any kind.
“Requisite Holders” means the Holders that hold at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a single class.
“Series A Liquidation Amount” has the meaning set forth in Section 5(a).
“Series A Preferred Stock” has the meaning set forth in Section 2(a).
“Series A Preferred Stock Register” has the meaning set forth in Section 2(b).

Amended and Restated Series A Certificate of Designation        Page 3

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).
“Trading Day” means a day, on which the Class A Common Stock is traded for any period on a principal securities exchange or, if the Class A Common Stock is not traded on a principal securities exchange, a day that the Class A Common Stock is traded on another securities market, on which the Class A Common Stock is then being traded.
Section 2.    Designation, Amount and Par Value; Assignment; Ranking.
    (a)    The series of Preferred Stock designated by this Certificate of Designation shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The number of shares of Series A Preferred Stock so designated shall be 35,000. The Series A Preferred Stock shall have a par value of $0.001 per share.
    (b)    The Corporation shall register shares of the Series A Preferred Stock upon records to be maintained by the Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series A Preferred Stock shall be issued solely in book-entry form. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the shares of Series A Preferred Stock evidencing such shares to be transferred to the Corporation. Upon any such registration or transfer, a new or book-entry notation evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new book-entry notation evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within two Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.
(c)    The Series A Preferred Stock will be senior to the Common Stock and all other series or classes of stock and equity securities of the Corporation that do not expressly rank senior to, or that are not pari passu with, the Series A Preferred Stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (all such equity securities, including the Common Stock, are collectively referred to herein as “Junior Securities”).
Section 3.    Dividends.
            (a)        Temporary Accrual of Dividends for Previously Issued Series A Preferred Stock. This Section 3(a) applies only to Series A Preferred Stock issued prior to October 14, 2025. From and after the Issuance Date of such a share of Series A Preferred Stock until January 31, 2026 (the “Full Cash Dividend Date”), cumulative dividends (“Dividends”), on each such share of Series A Preferred Stock shall accrue, whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the Dividend Rate per share of Series A Preferred Stock based on the sum of (i) the Conversion Value thereof plus, (ii) once compounded, any Compounded Dividends thereon (the Conversion Value plus any such accumulated but unpaid Compounded Dividends, the “Accumulated Conversion Value”). All accrued Dividends on any such shares of Series A Preferred Stock shall, unless paid in cash pursuant to Section 3(c), compound monthly on the last day of each calendar month.

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            (b)         Temporary Accrual and Cash Payment of Dividends for Newly Issued Series A Preferred Stock. This Section 3(b) applies only to Series A Preferred Stock issued on or after October 14, 2025. From and after the Issuance Date of such a share of Series A Preferred Stock until the Full Cash Dividend Date, cumulative Dividends on each such share of Series A Preferred Stock shall accrue, whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the Dividend Rate per share of Series A Preferred Stock, based on the Accumulated Conversion Value, and the Corporation shall pay at least 50% of such accrued Dividends in cash out of funds legally available therefor to the maximum extent not prohibited by the DGCL, on a monthly basis on the last day of each calendar month. All accrued Dividends on any such shares of Series A Preferred Stock shall, unless paid in cash pursuant to this Section 3(b) or Section 3(c), compound monthly on the last day of each calendar month.
            (c)        Payment of Dividends. On and after the Full Cash Dividend Date, the Corporation shall make each dividend payment in cash out of funds legally available therefor to the maximum extent not prohibited by the DGCL, on the Series A Preferred Stock monthly on the last day of each calendar month (each such date, a “Dividend Payment Date”) at the applicable Dividend Rate. The record date for payment of dividends on the Series A Preferred Stock will be the fifteenth (15th) day of the calendar month of the applicable Dividend Payment Date, whether or not such date is a Business Day, and dividends shall only be payable to registered holders of record of the Series A Preferred Stock as such holders appear on the stock register of the Corporation at the close of business on the related record date. If any Dividend Payment Date is not a Business Day, the applicable payment shall be due on the next succeeding Business Day and no additional dividend amount for such period shall be payable during such period as a result of such delay, but shall be paid on the next succeeding Dividend Payment Date. All Dividends that the Corporation does not pay in cash with when due shall compound monthly on the last day of each calendar month and shall be added to the then current Accumulated Conversion Value (“Compounded Dividends”).
    (d)    Dividend Calculations. Dividends on a share of Series A Preferred Stock shall accrue on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue daily commencing on the Issuance Date for such share, and shall be deemed to accrue from such date whether or not earned and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.
    (e)    Conversion Prior to or Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on the record date for a dividend as provided in Section 3(b) or Section (c), the holder of such shares of Series A Preferred Stock shall not be entitled to any dividend in respect of such record date. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on the record date for a dividend as provided in Section 3(b) or 3(c) but prior to the corresponding Dividend Payment Date, the holder of such shares of Series A Preferred Stock as of the applicable record date shall be entitled to receive such dividend, notwithstanding the conversion of such shares of Series A Preferred Stock prior to the applicable Dividend Payment Date.
    Section 4.    Voting Rights.
    (a)     General. Subject to the last sentence of this Section 4(a), the Series A Preferred Stock is voting stock. Holders of the Series A Preferred Stock are entitled to vote together with the Common Stock on an as-if-converted-to-Class A-Common-Stock basis as determined by dividing the aggregate Accumulated Conversion Value of all shares of Series A Preferred Stock held by each Holder, by the Conversion Price. A holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder on all matters submitted to a vote of stockholders. Accordingly, a Holder of Series A Preferred Stock is entitled to one vote for each whole share of Class A Common Stock into which their shares of Series A Preferred Stock are then-convertible on all matters submitted to a vote of stockholders of the Corporation.
    (b)    Series A Preferred Stock Protective Provisions. At any time when at least 12,525 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) are outstanding, the Corporation shall not effect any of the following acts or transactions without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders:

Amended and Restated Series A Certificate of Designation        Page 5

    (i)    amend, alter, repeal or otherwise modify any provision of the Certificate of Incorporation, this Certificate of Designation or the Bylaws in a manner that would alter or change (A) the terms or the powers, preferences, rights or privileges of the shares of Series A Preferred Stock so as to affect such terms, powers, preferences, rights or privileges adversely, or (B) any definition of Independent Director, any provision requiring appointment or election of an Independent Director or any provision requiring the approval of an Independent Director;
    (ii)    authorize, create, or issue any class or series of preferred stock having rights senior to or that are pari passu with the Series A Preferred Stock, unless the proceeds from the authorization, creation and/or issuance of such preferred stock are used to fully redeem all outstanding shares of Series A Preferred Stock in a Corporation Redemption pursuant to Section 8;
    (iii)     redeem, repurchase or pay dividends on any Junior Securities, other than (A) repurchases of shares of Common Stock or other Junior Securities pursuant to any employment agreements, consultant agreements, or plans, (B) redemptions of, or dividends or distributions on, the Series A Preferred Stock, as expressly authorized herein, and (C) dividends or other distributions payable on Common Stock solely in the form of additional shares of Common Stock;
    (iv)     increase or decrease the authorized number of shares of Series A Preferred Stock (except for the cancellation and retirement of shares set forth in Section 8) or issue additional shares of Series A Preferred Stock after the Issuance Date;
    (v)     adopt any plan of liquidation or dissolution;
    (vi)    enter into an agreement to effectuate or consummate any Deemed Liquidation Event if the Holders of shares of Series A Preferred Stock would receive in such Deemed Liquidation Event an amount per share of Series A Preferred Stock that is less than the Series A Liquidation Amount; or
    (vii)    increase or decrease the number of directors on the Board of Directors of the Corporation.
Section 5.    Liquidation.
    (a)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event (any such event, a “Liquidation”), the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or the other proceeds available for distribution to stockholders, before any payment shall be made to the holders of any Junior Securities by reason of their ownership thereof, an amount per share equal to three times (3.00x) the Accumulated Conversion Value thereof (hereinafter referred to as the “Series A Liquidation Amount”). If upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series A Preferred Stock the full Series A Liquidation Amount thereof, the Holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
    (b)     After the payment in full of all Series A Liquidation Amount and all other amounts due to holders of shares of any class of stock that is pari passu with the Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the Holders of shares of Series A Preferred Stock pursuant to the immediately preceding paragraph or to holders of any shares of any class of stock that is pari passu with the Series A Preferred Stock, shall be distributed among the holders of shares of Common Stock and any other Junior Securities, pro rata based on the number of shares held by each such holder (or in accordance with the provisions set forth in the applicable Certificate of Designation for any class or series of Junior Securities, as applicable).

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Section 6.    Conversion.
    (a)    Conversions at Option of Holder. At the option of the Holder thereof, each share of Series A Preferred Stock shall be convertible into the number of Conversion Shares equal to the Accumulated Conversion Value divided by the Conversion Price, rounded down to the nearest whole share. For the avoidance of doubt, when a Holder converts more than one share of Series A Preferred Stock at the same time pursuant to this Section 6, the number of shares issued for the block of shares taken together as a whole will be rounded down to the nearest share.
    (b)    Mechanics of Conversion.
(i)    Notice of Conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (“Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, and the number of Conversion Shares to be issued in respect of the conversion at issue. The date on which such a conversion shall be deemed effective (an “Optional Conversion Date”, or a “Conversion Date”), shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.
(ii)    Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.
(iii)    Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will use its best efforts to reserve and keep available out of its authorized and unissued shares of Class A Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of Conversion Shares as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all Conversion Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.
(iv)    Fractional Shares. No fractional shares or scrip representing fractional shares of Class A Common Stock shall be issued upon the conversion of the Series A Preferred Stock. All fractional shares shall be rounded down to the nearest whole shares of Class A Common Stock.

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(v)    Transfer Taxes. The issuance of book entry notations evidencing Conversion Shares by the transfer agent of the Corporation shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such book entry notation; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such book entry notation upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such book entry notation unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
    (c)    Status as Stockholder. Upon each Conversion Date in which the Series A Preferred Stock converts into Conversion Shares: (i) the shares of Series A Preferred Stock being converted shall be deemed converted into Conversion Shares; and (ii) the Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive book entry notations from the transfer agent of the Corporation evidencing such Conversion Shares and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for any failure by the Corporation to convert Series A Preferred Stock.
    (d)    Beneficial Ownership Limitation. Notwithstanding anything to the contrary herein, the Corporation shall not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Accumulated Conversion Value of Series A Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Stock.

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Section 7.    Certain Adjustments.
    (a)    Stock Dividends and Stock Splits. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Class A Common Stock with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Class A Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Class A Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Class A Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Class A Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after (i) the record date for the determination of stockholders entitled to receive such dividend or distribution and (ii) the effective date in the case of a subdivision or combination.
    (b)    Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Class A Common Stock deemed to be issued and outstanding as of a given date shall be equal to the number of shares of Class A Common Stock (excluding any treasury shares of the Corporation) issued and outstanding as of the close of business on such day.
    (c)    Notice to the Holders.
    (i)    Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
(ii)    Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Class A Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Class A Common Stock, (C) the Corporation shall authorize the granting to all holders of the Class A Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Class A Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Class A Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series A Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Class A Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Class A Common Stock of record shall be entitled to exchange their shares of the Class A Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice; and, provided, further, that in each case, the Corporation will only be required to provide such information to a Holder if such information shall have been made known to the public prior to or in conjunction with such notice being provided to such Holder.

Amended and Restated Series A Certificate of Designation        Page 9

Section 8.    CORPORATION REDEMPTION.
    (a)    Corporation Redemption. Subject to the provisions of this Section 8, the Corporation shall have the right, but not the obligation, to redeem, from time to time, out of funds legally available therefor, all or any portion of the then outstanding shares of Series A Preferred Stock (a “Corporation Redemption”), at any time following the Issuance Date for a price per share of Series A Preferred Stock equal to its Series A Liquidation Amount (the “Corporation Redemption Price”). Any such Corporation Redemption shall occur not less than twenty (20) days and not more than sixty (60) days following circulation by the Corporation of a written election notice thereof (the “Corporation Redemption Notice”) from the Corporation. Following the notice period required by the Corporation Redemption Notice, the Corporation shall redeem all, or in the case of an election to redeem less than all of the shares of Series A Preferred Stock, the same pro rata portion of each such Holder’s shares of Series A Preferred Stock redeemed pursuant to this Section 8(a). In exchange for the surrender to the Corporation by the respective Holders of shares of Series A Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such shares of Series A Preferred Stock on or after the applicable Corporation Redemption Date in accordance with Section 8(d) below, the Corporation Redemption Price for the shares of Series A Preferred Stock being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective Holders of the Series A Preferred Stock, except to the extent prohibited by applicable Delaware law. Notwithstanding anything to the contrary contained herein, each Holder of shares of Series A Preferred Stock shall have the right to elect, prior to the Corporation Redemption Date, to exercise such Holder’s conversion rights with respect to its Series A Preferred Stock, if any, in accordance with Section 6.
    (b)    Corporation Redemption Notice. Each Corporation Redemption Notice shall state:
    (i)    the number of shares of Series A Preferred Stock held by the Holder that the Corporation proposes to redeem on the Corporation Redemption Date specified in the Corporation Redemption Notice;
    (ii)    the date of the closing of the redemption, which pursuant to Section 8(a) shall be no earlier than twenty (20) days and shall be no later than sixty (60) days following circulation by the Corporation of the Corporation Redemption Notice (the applicable date, the “Corporation Redemption Date”) and the Corporation Redemption Price;
    (iii)    the Conversion Election Date;
    (iv)    the current Conversion Price of the Series A Preferred Stock, after giving effect to any adjustments pursuant to Section 7;
    (v)     the manner and place designated for surrender by the Holder to the Corporation of such Holder’s certificate or certificates (if any), representing the shares of Series A Preferred Stock to be redeemed.
    (c)    Remedies for Nonpayment. If on any Corporation Redemption Date all of the shares of Series A Preferred Stock elected to be redeemed pursuant to such redemption are not redeemed in full by the Corporation by paying the entire Corporation Redemption Price therefor, until such shares of Series A Preferred Stock are fully redeemed and the aggregate redemption price is paid in full, all of the unredeemed shares of Series A Preferred Stock shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 3.
    (d)    Surrender of Certificates. On or before any Corporation Redemption Date, each Holder of shares of Series A Preferred Stock being redeemed shall surrender the certificate or certificates, if any, representing such shares to the Corporation in the manner and place designated in the Corporation Redemption Notice, as applicable, or to the Corporation’s corporate secretary at the Corporation’s headquarters, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event such certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Corporation Redemption Notice, as applicable. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the Corporation Redemption Price therefor, by certified check or wire transfer to the Holder of record of such certificate; provided, that if less than all the shares of Series A Preferred Stock represented by a surrendered certificate are redeemed, then a new stock certificate

Amended and Restated Series A Certificate of Designation        Page 10

representing the unredeemed shares of Series A Preferred Stock shall be issued in the name of the applicable Holder of record of the canceled stock certificate.
    (e)    Rights Subsequent to Redemption. If, on any Corporation Redemption Date, the Corporation Redemption Price is paid (or tendered for payment) for any of the shares of Series A Preferred Stock to be redeemed on such Corporation Redemption Date, then on such date all rights of the Holder in the shares of Series A Preferred Stock so redeemed and paid or tendered, including any rights to dividends on such shares, shall cease, and such shares shall no longer be deemed issued and outstanding.
    Section 9.     INDEPENDENT DIRECTOR.
         (a)        For so long as any Series A Preferred Stock remains outstanding, the Corporation shall nominate and use best efforts to cause to be elected an Independent Director to its Board of Directors.
        (b)          For so long as any Series A Preferred Stock remains outstanding, the Corporation shall not take any action or transaction specified in Section 4(b) or file or consent to any petition for bankruptcy unless the same has been unanimously approved by the Board of Directors, including the Independent Director.
         (c)          By no later than October 29, 2025 (unless extended by the Corporation with consent of the Requisite Holders), the Corporation shall increase the size of its Board of Directors by one seat and thereafter fill the resulting vacancy with an Independent Director.

        Section 10.    MISCELLANEOUS.
    (a)    Waiver; Amendment. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived or amended, subject to agreement with the Corporation as required, as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Requisite Holders, unless a higher percentage is required by any mandatory provision of the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required. Any waiver or amendment effected in accordance with this Section 10(a) shall be binding on all the Holders of Series A Preferred Stock, and all of such party’s successors and assigns, whether or not any such party, successor or assignee entered into or approved such waiver or amendment.
    (b)    Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in full force and effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.
    (c)    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
    (d)    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.
    (e)    Status of Converted or Redeemed Shares of Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or redeemed by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.
********************

Amended and Restated Series A Certificate of Designation        Page 11

IN WITNESS WHEREOF, Direct Digital Holdings, Inc. has caused this Certificate of Designation of Series A Convertible Preferred Stock to be executed by its duly authorized officer this October 14, 2025.

By:
Name: Diana P. Diaz Title: Chief Financial Officer

Amended and Restated Series A Certificate of Designation        Page 12

ANNEX A
NOTICE OF CONVERSION
(To Be Executed by the Registered Holder
in Order to Convert Shares of Series A Preferred Stock)
The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Preferred Stock indicated below, represented by book-entry notation in the register of the Corporation, into the number of shares of Class A Common Stock of Direct Digital Holdings, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Delaware Secretary of State on October __, 2025.
Conversion calculations:

Date to Effect Conversion: ______________________
Number of shares of Series A Preferred Stock owned prior to conversion: ______________________
Number of shares of Series A Preferred Stock to be converted:
______________________
Number of shares of Class A Common Stock to be issued upon conversion:
______________________ Beneficial Ownership of undersigned Holder following conversion: ______________________

Address for delivery of physical certificates:

______________________
______________________
______________________

HOLDER:
By:
Name:
Title:
Date:

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